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                                                                    EXHIBIT 23.1


                         [KPMG PEAT MARWICK LETTERHEAD]


The Board of Directors
R.H. Phillips, Inc.


We consent to incorporation by reference in the post-effective amendment no. 2 on Form S-3 to the registration statement (No. 33-83914-LA) on Form SB-2 of R.
H. Phillips, Inc. of our report dated March 8, 1996, except as to Note 14, which is as of March 27, 1996, relating to the balance sheet of R. H. Phillips, Inc. as of December 31, 1995, and the related statements of operations, partners' capital and shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1995, annual report on Form 10-KSB/A amendment no. 1.


July 19, 1996